NEWS RELEASE

SAME STORE SALES FOR THE SECOND QUARTER INCREASED 11%

THE COMPANY IS INCREASING SECOND QUARTER EARNINGS GUIDANCE

PORTLAND, OREGON. - July 2, 2003 - Hollywood Entertainment Corporation (Nasdaq: HLYW), owner and operator of the Hollywood Video chain of over 1,800 video superstores, today announced that its same store sales for the second quarter ended June 30, 2003 increased 11%, primarily driven by a 4% increase in rental revenue and an increase in merchandise sales from new Game Crazy departments.

The Company also announced that it expects second quarter earnings to be at least $0.29 per diluted share compared to its prior guidance of $0.28 per diluted share.

Commenting on the results, Mark Wattles, CEO and Founder, said, "We continue to enhance our execution, and as a result, we were able to once again exceed the industry in same store sales and raise our guidance for earnings in what we believe is the toughest comparable quarter of the year."

During the second quarter, the Company added 122 new Game Crazy departments to existing Hollywood Video stores and opened 10 new Hollywood Video stores, of which one included a Game Crazy department. As of June 30, 2003, the Company operated 1,846 Hollywood Video stores, of which 483 included a Game Crazy department.

The Company expects to release earnings for the second quarter on Tuesday, July 15, 2003. Shortly following the release, the Company will host a conference call at 10:00 A.M. Eastern Daylight Time, which may be accessed by dialing (617) 786-2901 and referring to the passcode 32644765. Immediately after the call and through July 22, 2003, a replay may be accessed by dialing
(617) 801-6888 and referring to the passcode 88603974. In addition, the call may be accessed on the investor information page of the Company's web site, www.hollywoodvideo.com, or on www.streetevents.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The numbers reported for same store sales increase and expected earnings per diluted share are subject to quarter-end closing adjustment and therefore may differ from the numbers set forth in this press release.

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INVESTOR 		Alex Bond
CONTACT:		Senior Vice President, Finance & Business Development
			Phone: (503) 570-5667